EXHIBIT 2.2


                              Van Kampen Funds Inc.
                                1 Parkview Plaza
                         Oakbrook Terrace, 1L 60181-5555


Standard & Poor's Investment Advisory Services, LLC
55 Water Street
New York, NY 10041

Attention:  Managing Director - Portfolio Advisory Services


                                    AGREEMENT

   This Agreement (the "Agreement") is entered into as of January __, 2009 (the "Effective Date") by and between Standard & Poor's Investment Advisory Services, LLC ("SPIAS") a Delaware limited liability corporation and Van Kampen Funds Inc. ("Van Kampen").

   WHEREAS, Van Kampen, on behalf of one or more series of the S&P Dividend Sustainability Portfolio (the "Fund"), hereby engages SPIAS in connection with Van Kampen's sponsorship and supervision of the Fund. The Fund is a series of unit investment trusts that invest in stocks of domestic companies derived from the Standard & Poor's 500 Dividend Aristocrats Index, as further described in the attached registration statement on Form S-6, as filed with the U.S. Securities and Exchange Commission.

   Accordingly, Van Kampen, on behalf of the Fund, hereby agrees with SPIAS as follows:

1.       Limited License to Use Standard & Poor's Trademarks.
         ----------------------------------------------------

         SPIAS hereby grants Van Kampen, subject to the terms of this Agreement, a non- transferable, non-exclusive limited license to use and refer to the trademarks "Standard & Poor's", "S&P", "S&P 500", "Standard & Poor's 500", "S&P 500 Dividend Aristocrats Index" and "Standard & Poor's 500 Dividend Aristocrats Index" (the "Trademarks") in connection with the marketing, promotion and distribution of the Fund, all as more fully described in Section __ hereof. Such limited license shall continue until the later to occur of the termination of this Agreement or the termination date of the last existing series of the Fund. No rights to use the Trademarks are granted hereunder other than as specifically described and expressly granted herein.

2.       Selection of Portfolio Securities.
         ----------------------------------

         In addition to the license to use the Trademarks, subject to the terms of this Agreement, SPIAS hereby agrees to provide Van Kampen with the following services. During the period commencing on the date hereof and ending on the Termination Date (as defined in Section 14 hereof), Van Kampen shall provide SPIAS with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Fund ("Registration Statement") and, subject to the foregoing, SPIAS will provide to Van Kampen within ten (10) days of Van Kampen's request all of the information necessary to identify those securities that fit within the parameters described in Exhibit A in connection with each Fund (the "Identified Securities"), including, but not limited to, Standard & Poor's 500 Dividend Aristocrats Index, Senior Debt/Asset Ratios, Quality Rankings and dividend coverage metrics. Van Kampen shall cause some or all of the Identified Securities, in its sole discretion, to be deposited in the related Fund's portfolio (the "Portfolio Securities"). SPIAS shall have no responsibility for depositing or taking any other action regarding the securities deposited into the Fund. Van Kampen shall be responsible for the selection of Portfolio Securities from the list of Identified Securities, based upon all information available to Van Kampen, including, among other factors, market capitalization and liquidity considerations.

3.       Provision of Information.
         -------------------------

         SPIAS will provide Van Kampen with information reasonably requested by Van Kampen about research and selection of the Identified Securities and SPIAS' analysis of trading and liquidity of the Identified Securities for use by Van Kampen in reviewing the Portfolio Securities and in preparing updated prospectus disclosure and marketing materials for the Fund. SPIAS will also provide Van Kampen with information reasonably requested by Van Kampen about SPIAS' business and operations for such purposes. SPIAS also agree to review and comment upon disclosure in the Registration Statement referred to in Section 16 hereof.

4.       Portfolio Maintenance.
         ----------------------

         SPIAS shall have no obligation to provide ongoing research with regard to the Portfolio Securities. Van Kampen or such other party designated in the applicable trust indenture shall determine, in conformity with the applicable trust indenture, in its discretion and based upon all information available to it, whether, in the best interests of the Fund's unitholders, to retain, sell, redeem, liquidate or dispose of a particular security. It is anticipated that, once chosen, securities (in varying amounts, but proportionate to each other as reflected on the initial date of deposit) will be held for the life of that series of the Fund.

5.       License Fees.
         -------------

         Van Kampen, on behalf of the Fund, hereby agrees to pay SPIAS, as consideration for the services provided under Section __ of this Agreement, a license fee with respect to each series of the Fund. Such annual fee shall equal a total of fifteen basis points (.0015) of the aggregate net asset value of the applicable series of the Fund as of the end of the initial offering period of such series of the Fund multiplied by the S&P Securities Ratio (the "Fee"). The term "S&P Securities Ratio" shall mean the aggregate value of the Portfolio Securities in the initial portfolio of the applicable series of the Fund divided by the aggregate value of all securities in the initial portfolio of such series of the Fund at the time of creation of such series.

         The Fee due SPIAS hereunder shall be paid within thirty (30) days after the close of each calendar quarter in which it is incurred and will be based on the average daily net assets of all series of the Fund as determined as of the end of each calendar quarter; each such payment shall be accompanied by a statement setting forth the basis for its calculation. If in any calendar year, the total Fee that was paid to SPIAS with respect to all series does not at least equal $20,000 (the "Minimum Annual Fee"), any shortfall shall be paid to SPIAS by January 31 of the following year; provided, however, that no Minimum Annual Fee shall be paid in any calendar year in which no series of the Fund were in existence during such year. The Minimum Annual Fee shall be prorated in the year that this Agreement is executed and in the year that this Agreement terminates to give effect to the number of days in which this Agreement was in effect during such year.

         This Section 5 shall survive any termination of this Agreement

6.       Consultation; Expenses.
         -----------------------

         At Van Kampen's request, SPIAS will endeavor to make reasonably available certain of its equity analysts to meet with representatives of Van Kampen, solely for purposes of consulting and advising Van Kampen regarding the methodologies used by SPIAS to select the Identified Securities. With the prior consent of SPIAS, which consent will not be unreasonably withheld, Van Kampen may permit third parties associated with the operation, management or marketing of the Fund to participate in these consultations. Each party hereto shall be responsible for all of its own expenses incurred in connection with this Agreement; provided, that in the event that a representative of SPIAS incurs travel expenses (i.e., transportation, hotel, meals) in connection with the above-described activities, Van Kampen shall reimburse SPIAS for all such reasonable expenses. It is understood that the only information that SPIAS shall be required to supply in connection with Van Kampen's sponsorship of the Fund is the information referred to in Section __ hereof.

7.       No Agency.
         ----------

         The parties acknowledge that except as otherwise expressly provided herein or authorized by Van Kampen, SPIAS shall have no authority to act for or represent Van Kampen or the Fund or the Fund's sponsors or underwriters in any way or otherwise be deemed the agent of any of them. Neither Van Kampen nor the Fund are partners or joint venturers with SPIAS and nothing herein shall be construed so as to make them partners or joint ventures or impose any liability as such on any one of them or SPIAS.

8.       Publicity.
         ----------

         SPIAS shall not use the name "Van Kampen" in any publicity release, written communication with the media or advertising without the prior written consent of Van Kampen such consent not to be unreasonably withheld; provided, however, that SPIAS may refer to SPIAS' relationship with respect to the Fund in advertising brochures and certain publications, subject to prior review and approval of the specific language by Van Kampen, such approval not to be unreasonably withheld or delayed, and provided further that SPIAS may refer to Van Kampen in connection with the Fund as part of general descriptions by SPIAS of SPIAS or SPIAS' corporate parent's business at securities analysts' meetings and similar forums. SPIAS agree in addition not to make any public disclosure about the Fund without the prior written consent of Van Kampen.

         Van Kampen shall protect the goodwill and reputation of SPIAS and the Trademarks in connection with its marketing, promotion and distribution of the Fund. Van Kampen shall submit to SPIAS for its review and approval all informational materials relating to the Fund that refer to SPIAS or the Trademarks (e.g., all prospectuses, registration statements, advertisements, brochures and other similar materials including documents required to be filed with governmental or regulatory agencies); provided, however, that documents previously approved by SPIAS as to which statistical information has simply been updated need not be resubmitted to SPIAS.

         Van Kampen shall use the following notice, in substantially the form set forth below, when referring to the Trademarks in any prospectus, registration statement, advertisement, brochure or other similar public information material relating to the Fund:

         "`S&P 500', `Standard & Poor's 500', `S&P 500 Dividend Aristocrats Index' and `Standard & Poor's 500 Dividend Aristocrats Index', `Standard & Poor's' and `S&P' are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by Van Kampen Funds Inc. and [the series of the Fund]. [The Fund] is not sponsored, managed, sold or promoted by SPIAS."

         The foregoing notice need only refer to those Trademarks that are actually used in the relevant informational materials.

9.       Confidentiality.
         ----------------

         Each party hereto agrees to receive and maintain as confidential all Confidential Information (as defined below) received from the party providing such information (the "protected party") in connection with this Agreement and the Fund and that it shall not use or disclose such information for its benefit or the benefit of any of its other clients. It is expressly understood that all Confidential Information furnished by a party pursuant to this Agreement remains the property of that party and that all such information and copies thereof will be returned to such party upon request. Each party shall restrict circulation and communications of Confidential Information within its organization to only those persons and only to the extent necessary to provide the services under this Agreement.

         Each party understands and acknowledges that the Confidential Information has been developed or obtained by the protected party by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of the protected party which provides the protected party with a competitive advantage. Therefore, the Confidential Information shall be used only for the contemplated purpose and shall not be used for any other purpose whatsoever. The Confidential Information shall not be disclosed to any person or entity without the prior written consent of the protected party.

         If a party shall disclose or threaten to disclose Confidential Information in violation of this Agreement, the protected party may seek an injunction in the appropriate forum to restrain such other party from disclosing the Confidential Information. The protected party shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

         For purposes of this Section 9, the term "Confidential Information" means any non-public information or material which is proprietary, whether or not owned or developed by the party, which is not (i) in the public domain, (ii) already known by the receiving party at the time of its disclosure, or (iii) independently developed by the receiving party; and which is obtained by any direct or indirect contact by one party with the other. Confidential Information includes, without limitation, the terms of this Agreement, including the license fee formula specified in Section __ hereof (which, for avoidance of doubt Van Kampen specifically agrees not to include in any Registration Statement unless specifically requested by the SEC or other regulatory body), business records and plans, trade secrets, technical information, product design information, computer programs and listings of either party furnished to the other. This Section __ shall survive any termination of this Agreement.

10.      Proprietary Rights.
         -------------------

         Van Kampen acknowledges that the Trademarks, and the information provided by SPIAS to Van Kampen under this Agreement including, but not limited to, Standard & Poor's 500 Dividend Aristocrats Index, S&P Senior Debt Ratios, S&P Quality Rankings and SPIAS dividend coverage metrics are (i) selected, developed and created by Standard & Poor's Financial Services LLC through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Standard & Poor's Financial Services LLC and (ii) are the exclusive property of Standard & Poor's Financial Services LLC and (iii) that Standard & Poor's Financial Services LLC has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights).

11.      Limited Liability.
         ------------------

         SPIAS shall not be liable to Van Kampen, the Fund or any unitholders of the Fund for any loss or damage hereunder resulting from SPIAS' actions or omissions to act or otherwise; provided, however, that the foregoing shall not be effective to the extent not permitted by law. SPIAS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY VAN KAMPEN, INVESTORS IN THE FUND, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE IDENTIFIED SECURITIES. SPIAS EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. Neither Van Kampen nor SPIAS shall have any liability to the other or to any third party for lost profits or indirect, punitive, special or consequential damages (including lost profits) arising out of this Agreement, even if advised of the possibility of such damages. This Section 11 shall survive any termination of this Agreement.

12.      Assignment: Sale of Business.
         -----------------------------

         Neither party to this Agreement shall assign this Agreement without the other party's consent, except that an assignment to an affiliate shall be permitted solely upon written notice to the other party. In the event of the sale of substantially all of the business or assets of either party, the other party may, in its sole discretion, after reasonable time to conduct a thorough due diligence investigation of the proposed purchaser, consent to the assignment of this Agreement to such purchaser.

13.      Amendment.
         ----------

         No provision of this Agreement may be amended or waived except by an instrument in writing executed by the parties hereto.

14.      Termination.
         ------------

         This Agreement shall continue in full force and effect until the earliest to occur of the following (the "Termination Date"): (i) termination by Van Kampen by giving 30 days' prior written notice to SPIAS, to take effect subsequent to the date that is one year from the date hereof; (ii) termination by SPIAS by giving 30 days' prior written notice to Van Kampen, to take effect subsequent to the date that is one year from the date hereof; or (iii) termination by either party at any time, upon 30 days' written notice, in the event of the other party's willful misconduct, bad faith or negligence in the performance of its duties, or by reason of the other party's disregard of its obligations and duties hereunder, or if, in a party's reasonable judgment, its professional reputation is materially damaged as a result of wrongdoing or alleged wrongdoing by the other party's directors, officers or employees in any matter unrelated to this Agreement. On the Termination Date, any fees due to SPIAS under Section __ shall be prorated and shall he payable in full.

         Following the Termination Date, no new series of the Fund shall be sponsored by Van Kampen and SPIAS shall receive all fees as they become due with respect to all then existing series of the Fund, in accordance with Section 5 hereof. All then existing series of the Fund shall continue to be supervised by Van Kampen and shall remain in existence until terminated pursuant to the applicable trust agreement. Following the Termination Date and the termination of the last outstanding series of the Fund, each of the parties hereto shall return to the other party all Confidential Information in its possession. This
Section 14 shall survive any termination of this Agreement.

15.      Indemnification.
         ----------------

         Van Kampen shall indemnify and hold harmless SPIAS, SPIAS' affiliates and each of SPIAS' and SPIAS' affiliates' officers, employees and agents harmless from and against any and all liability, costs and expenses (including reasonable attorneys' fees) arising out of (i) any actual or alleged inaccuracy or omission in any prospectus, registration statement or supplement thereto relating to the Fund or any advertising or promotional material generated by the Fund or Van Kampen, (ii) any breach by Van Kampen of any representation, warranty, covenant or agreement contained in this Agreement, (iii) any violation or alleged violation by Van Kampen of any law or regulation applicable to the Fund or to this Agreement, or (iv) the Fund; except in connection with the circumstances described in items (i), (ii) or (iii) of the next paragraph and subject to the last paragraph of this Section 15.

         SPIAS shall indemnify and hold harmless Van Kampen, its affiliates and each of their officers, directors, employees and agents from and against any and all liability, costs and expenses (including reasonable attorneys' fees) arising out of (i) any actual or alleged inaccuracy or omission in any prospectus or supplement thereto, registration statement of the Fund or annual post-effective amendment updating the information in such registration statement or any advertising or promotional material generated by the Fund or Van Kampen, but in each case only to the extent that the inaccuracy or omission or alleged inaccuracy or omission was made in reliance upon and in conformity with written information SPIAS have furnished to Van Kampen hereunder, (ii) any breach by SPIAS of any representation, warranty, covenant or agreement contained in this Agreement or (iii) any violation or alleged violation by SPIAS of any law or regulation applicable to the Fund or to this Agreement, except to the extent such liability results from Van Kampen's breach of this Agreement.

         A party's indemnification obligation hereunder shall be subject to the party entitled to indemnification (i) providing it with prompt written notice of any claim, action or proceeding giving rise to such indemnification obligation and (ii) granting it the option of control of the defense and/or settlement of such claim, action or proceeding. This Section 15 shall survive any termination of this Agreement.

16.      Standard & Poor's Review of Registration Statement.
         ---------------------------------------------------

         SPIAS hereby acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing SPIAS. For purposes of the foregoing, a draft of the Registration Statement is attached hereto as Exhibit B. SPIAS hereby affirms that such provisions of the Registration Statement contain no untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

17.      Representations and Warranties.
         -------------------------------

     (a)  SPIAS hereby represents and warrants to Van Kampen as follows:

          (1) (i) SPIAS is a subsidiary of The McGraw-Hill Companies, Inc. and all corporate action by SPIAS and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken; and (ii) this Agreement constitutes a valid and legally binding obligation of SPIAS enforceable in accordance with its terms; and

          (2) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental authority is required by SPIAS or The McGraw-Hill Companies, Inc. in connection with the consummation of the transactions contemplated by this Agreement.

     (b)  Van Kampen hereby represents and warrants to SPIAS as follows:

          (1) this Agreement constitutes a valid and legally binding obligation of Van Kampen, enforceable in accordance with its terms; all corporate action by Van Kampen and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken; and

          (2) in its role as sponsor, it will endeavor to act so that the Fund shall at all times comply with the description set forth in the Registration Statement; the Fund shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

18.      Entire Agreement: Governing Law.
         --------------------------------

         This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of New York.

19.      Notices.
         --------

         All notices and other written communications specified herein shall be in writing (which term shall at the option of the notifying party include fax) and shall be (i) personally delivered, (ii) transmitted by first class mail, postage prepaid, or (iii) transmitted by fax (with confirmation by first class mail, postage prepaid) to the parties as follows:

If to SPIAS:        Standard & Poor's Investment Advisory Services, LLC
                    55 Water Street
                    New York, NY 10041
                    Attention:
                    Managing Director - Portfolio Services
                    Fax: (212) 438-3932

With a copy to:     The McGraw-Hill Companies, Inc.
                    1221 Avenue of the Americas, 48th Floor
                    New York, NY 10020-1095
                    Attention:  Associate Genera1 Counsel
                    Fax:  (__)_____-________

If to Van Kampen:   Van Kampen Funds Inc.
                    1 Parkview Plaza
                    Oakbrook Terrace, IL 60181-5555
                    Attention:  Steven M. Massoni
                    Fax:  (630) 684-6155

With a copy to:     Office of the General Counsel
                    Van Kampen Funds Inc.
                    1 Parkview Plaza
                    Oakbrook Terrace, IL 60181-5555
                    Fax:  (__)_____-________


20.      Severability.
         -------------

         The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision hereof.

21.      Counterparts.
         -------------

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

22.      Form ADV Part II.
         -----------------

         Concurrently with the execution of this Agreement, Van Kampen hereby acknowledges receipt of Part II of SPIAS' Form ADV, as amended by SPIAS from time to time, and as attached hereto as Exhibit C, also confirms having read and understood the sections setting forth the various procedures and understanding and conflicts of interest relating to Van Kampen's relationship to SPIAS and SPIAS' relationship with its affiliates.

         If the foregoing is in accordance with your understanding, kindly sign and return the enclosed copy of this letter whereupon it shall become a binding agreement between us.

                                                     Very truly yours,
                                                     VAN KAMPEN FUNDS INC,
                                                     By:
                                                     Name:
                                                     Title:

Agreed and accepted:

STANDARD & POOR'S INVESTMENT ADVISORY SERVICES, LLC

By:
Name:
       ----------------------------------------------------------
Title: Managing Director - Portfolio Advisory Services




                                    EXHIBIT A

                  DIVIDEND SUSTAINABILITY PORTFOLIO METHODOLOGY

         Beginning with the S&P 500 Dividend Aristocrats Index, the Van Kampen selects the composition of the Fund by: (1) eliminating companies with a share price below $5 at time of selection; (2) identifying companies with an S&P Senior Debt Ratio of BBB or higher and companies with an S&P Quality Ranking of B or higher; (3) further selecting companies based on factors including market capitalization, earnings over the previous 12 months, debt-to-equity, and cash and equivalents; and (4) ranking the remaining companies by Standard & Poor's dividend coverage metric. Dividend coverage is a proprietary cash-flow, sector-specific metric calculated by Standard & Poor's and licensed for use by the Van Kampen and the Fund.


                                    EXHIBIT B

                             Registration Statement


                                    EXHIBIT C

                                    Form ADV

         [Part II and Schedule of F of Form ADV for Standard & Poor's Investment Advisory Services LLC.]